Exhibit 99.1

GUESS?, INC.	NEWS RELEASE

Contact:	Carlos Alberini
For Immediate Release	President & Chief Operating Officer
(213) 765-3582

Frederick G. Silny
SVP & Chief Financial Officer
(213) 765-3289

GUESS? AND CALLANEN SIGN NEW LICENSE AGREEMENT

FOR GUESS? WATCHES WORLDWIDE

LOS ANGELES, CA, September 28, 2005 — Guess?, Inc. (NYSE: GES) announced today that it has signed a new 10-year global license agreement commencing January 1, 2007 with an affiliate of Callanen International, Inc., a Timex Corporation subsidiary.  Callanen has been producing and distributing Guess watches for over 20 years.

Callanen will operate the Guess watch business through a newly formed subsidiary and will continue to expand upon its worldwide network to market and distribute Guess watches globally.  Minimum royalties under the Callanen license agreement are based on wholesale sales of $1.45 billion for the initial 10-year term. Current annual worldwide wholesale sales of Guess and Guess Collection watches are approximately $150 million.

Paul Marciano, Co-Chairman and Co-CEO of Guess?, Inc. stated, “We are extremely excited to continue working with Callanen to expand sales of Guess watches worldwide. The new license agreement between Guess and Callanen extends one of our most successful partnerships in the history of our brand. We believe that the opportunities, especially for international growth, are very substantial.”

The Company also announced it has amended the license agreements for handbags and eyewear with its existing, long-term licensees.  In addition to the standard royalties and other amounts payable to the Company under the agreements, the new license agreement for watches and the amendments for handbags and eyewear provide for special fixed royalty payments totaling $92.7 million.  Of this amount, $42.7 million has already been received by the Company.  The remaining funds will be collected over time, including a payment of $35.0 million due to the Company in 2012.

Based on the terms of these license agreements, assuming no change to the existing sales volumes for the related products or to the Company’s tax rate and number of shares outstanding, the Company anticipates that the net impact of these license agreements to net earnings and earnings per share for the next five years will be as follows:

Fiscal Year	Approximate Increase in Net Earnings	Approximate Increase in Earnings Per Share
2006	$3.0 million	$0.07
2007	$7.7 million	$0.17
2008	$7.8 million	$0.17
2009	$7.8 million	$0.18
2010	$7.1 million	$0.16

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products.  At August 27, 2005 the Company owned and operated 302 retail stores in the United States and Canada.  The Company also distributes its products through better department and specialty stores around the world.  For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated.  Factors which may cause actual results in future periods to differ from current expectations include, among other things, the continued desirability and customer acceptance of existing and future product lines (including licensed product lines), the receipt by the Company of special fixed royalty and other payments required under the terms of licenses for watches, handbags and eyewear, the ability of licensees to maintain existing sales volumes in future years, the successful integration of acquisitions, new stores and new licensees into existing operations, possible cancellations of wholesale orders, the success of competitive products, the continued availability of adequate sources of capital, general economic conditions, competition, acts of terrorism or acts of war, government regulation, currency fluctuations and possible future litigation.  In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company’s other public documents.